Exhibit 10.1

Distribution Agreement

This Distribution Agreement (this “Agreement”), dated as of February 1, 2021, is entered into between Tauriga Sciences, Inc., a Florida corporation (“Seller”) and Bozzuto’s Inc., a Connecticut corporation, through its Stock Up Express division (“Distributor,” and together with Seller, the “Parties,” and each, a “Party”).

WHEREAS, Seller is in the business of producing and selling the Goods (as defined below); and

WHEREAS, Distributor is in the business of marketing and reselling Goods;

WHEREAS, Seller desires to sell the Goods to Distributor and appoint Distributor as a non-exclusive distributor under the terms and conditions of this Agreement; and

WHEREAS, Distributor desires to purchase the Goods from Seller and resell the Goods to customers, subject to the terms and conditions of this Agreement,

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions.

“Agreement” has the meaning set out in the preamble and includes all schedules and exhibits hereto.

“Confidential Information” has the meaning set out under Section 11.

“Customer” means a purchaser that is an individual or entity located in the Territory and has acquired a Good from Distributor for (a) its own internal use or incorporation into its own products or (b) resale to a person or entity that purchases the Good for internal use or incorporation into such repurchaser’s products.

“Distributor” has the meaning set out in the preamble.

“Force Majeure Event” has the meaning set out in Section 36.

“Goods” means any good that is identified in Schedule 1, as it may be revised pursuant to Section 4.4 from time to time.

“Indemnified Party” has the meaning set out under Section 14.

“Party” has the meaning set out in the preamble.

“Seller” has the meaning set out in the preamble.

“Term” has the meaning set out under Section 10.

“Territory” means all geographic areas in the United States in which Distributor currently sells Goods (as set forth in Schedule 3 to this Agreement), and in which it may in the future sell Goods.

2. Appointment.

2.1 Non-Exclusive Appointment; Compliance with Law. Seller hereby appoints Distributor, and Distributor hereby accepts the appointment, to act as a non-exclusive distributor of Goods to Customers during the Term in accordance with the terms and conditions of this Agreement. Distributor shall not sell or offer to sell Goods outside the Territory. Seller may in its sole discretion sell the Goods to any other person, including distributors, retailers, and customers in and outside the Territory. By accepting this appointment, Distributor agrees to conform to all quality standards established from time to time by Seller for its distributors. Distributor shall be solely responsible for complying with the laws and regulations applicable in the Territory in which it engages in business in performing its responsibilities hereunder. Distributor will bear all expenses and costs related to compliance with such laws and regulations.

3. Facilities, Inventory, and Marketing Obligations.

3.1 Distributor Obligations. Distributor shall:

(a) market, advertise, promote, and sell the Goods to Customers in a manner that reflects favorably at all times on Goods and the good name, goodwill and reputation of Seller and consistent with good business practice, in each case using its best efforts to maximize the sales volume of the Goods;

(b) maintain a place or places of business in the Territory, or in such place as shall ensure efficient processing of orders for and to the Customers, including adequate office, storage, and warehouse facilities and all other facilities as required for Distributor to perform its duties under this Agreement;

(c) purchase and maintain at all times a representative quantity of each Good sufficient for and consistent with the Distributor’s Customers’ sales needs;

(d) have sufficient knowledge of the industry and products competitive with each Good (including features and benefits) so as to be able to explain in sufficient detail to Customers the differences between the Good and competing products;

(e) maintain a sales and marketing organization sufficient to maximize the market potential for the sale of the Goods, and to facilitate for prompt shipment by Distributor to each Customer upon receipt of order;

(f) share its marketing plan with Seller, and to accommodate such reasonable modifications thereto as the Seller may request;

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(g) not make any materially misleading or untrue statements concerning Seller or the Goods, including any product disparagement or promotions or sales of Goods by persons or entities that are competitors of Seller in the Territory;

(h) promptly notify Seller of any complaint or adverse claim about any Good or its use of which Distributor becomes aware;

(i) if requested by Seller, provide monthly (or if more practicable, quarterly) reports regarding inventory, marketing, and sales of the Goods in a computer-readable format and containing the scope of information acceptable to Seller, maintain records, and accounts of all transactions; and

(j) not resell Goods to any federal, state, local, or foreign government or political subdivision or agency thereof, without express written approval from Seller;

3.2 Seller Obligations. Seller shall:

(a) Fulfil orders for Goods on a commercially reasonable timely basis as and when placed by Distributor;

(b) provide any information and support that may be reasonably requested by Distributor regarding the marketing, advertising, promotion, and sale of Goods;

(c) allow Distributor to participate, at its own expense, in any marketing, advertising, promotion and sales programs or events that Seller may make generally available to its authorized distributors of Goods in the Territory, provided that Seller may alter or eliminate any program at any time;

(d) approve or reject, in its discretion, any promotional information or material submitted by Distributor for Seller’s approval; and

(e) in Seller’s discretion provide promotional information and material free of charge to Distributor for use by Distributor in accordance with this Agreement.

4. Agreement to Purchase and Sell Goods.

4.1 Terms of Sale; Orders. Seller shall make available and sell Goods to Distributor at the prices under Section 4.2 and on the terms and conditions set out in this Agreement.

4.2 Price. The prices for Goods sold by Seller to Distributor under this Agreement shall be as set forth in Schedule 1, Seller’s then-current wholesale price list Seller shall have the right at any time upon thirty (30) days prior written notice to revise the prices set forth in Schedule 1. All prices are in U.S. dollars. Subject to Section 6:

(a) all prices are exclusive of all sales, use and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Distributor under this Agreement; and

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(b) Distributor shall bear and be responsible for: (i) the payment of all taxes in the Territory associated with the purchase of any Goods (other than taxes based on Seller’s net income) fees, duties, or other amounts, however designated, including value added and withholding taxes which are levied or based upon such charges, or upon this Agreement. Taxes related to Goods purchased pursuant to this Agreement shall be paid by Distributor or Distributor shall present an exemption certificate acceptable to the taxing authorities; and (ii) keeping all records and/or impounding or paying all taxes (e.g., national, local, self employment tax, foreign tax withholding, etc.) and any other charges required by and imposed by any taxing authority on payments to Distributor’s employees or agents.

(c) Distributor shall perform its obligations under this Agreement without setoff, deduction, recoupment or withholding of any kind for amounts owed or payable by Seller, whether under this Agreement, any purchase order, any other agreement between (i) Distributor or any of its affiliates and (ii) Seller or any of its affiliates, or otherwise.

4.3 Payment Terms. Seller shall issue invoices (for the wholesale price set forth in Schedule 1) to Distributor on a monthly basis for all Goods ordered in the previous calendar month. Distributor shall pay all properly invoiced amounts due to Seller within thirty (30) calendar days after Distributor’s receipt of such invoice, except for any amounts disputed by Distributor in good faith.

Distributor shall make all payments in U.S. dollars by check, wire transfer, or automated clearing house, in accordance with the payment/wire instructions set forth in Schedule 4 to this Agreement:

4.4 Availability/Changes in Goods. Seller may, in its sole discretion, add or make changes to Goods or remove Goods from Schedule 1 on thirty (30) days prior written notice to Distributor, in each case, without obligation to modify or change any Goods previously delivered or to supply new goods meeting earlier specifications.

5. Orders Procedure.

5.1 Orders. Distributor shall issue all purchase orders to Seller in written form via facsimile or e-mail, or by overnight courier (with email notice simultaneous with such courier delivery). By placing an order, Distributor makes an offer to purchase Goods under the following commercial terms listed in the purchase order and the terms and conditions of this Agreement, and on no other terms:

(a) the listed Goods to be purchased;

(b) the quantities ordered; and

(c) the requested delivery date.

Any variations made to the terms and conditions of this Agreement by Distributor in any order are void and shall have no effect.

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5.2 Seller’s Right to Accept or Reject Orders. Seller may accept any order by confirming the order (whether by written confirmation, invoice, or otherwise) or by delivering the Goods, whichever occurs first. If Seller does not accept the order under the terms of this Section 5.2 within twenty (20) calendar days of Seller’s receipt of the order, the order will lapse. No order is binding on either Party unless pursuant to the terms of this Agreement.

6. Shipment and Delivery.

6.1 Shipment and Delivery. Unless expressly agreed to by the Parties in writing, Seller shall:

(a) Select the method of shipment of and the carrier for the Goods for delivery to Distributor. Seller may, in its sole discretion, without liability or penalty, make partial shipments of Goods, each of which constitutes a separate sale and Distributor shall pay for the units shipped.

(b) Deliver the Goods to the location indicated by Distributor on each Order placed by it using Seller’s or manufacturer’s standard methods for packaging and shipping.

6.2 Title and Risk of Loss. Title and risk of loss passes to Distributor upon delivery of the Goods at the location indicated by Distributor on each Order placed by it.

6.3 Inspection and Acceptance of Goods. Distributor shall inspect Goods received under this Agreement. On the 3rd after delivery of the Goods, Distributor shall be deemed to have accepted the Goods unless it earlier notifies Seller in writing and furnishes written evidence or other documentation as reasonably required by Seller that the Goods:

(a) are damaged, defective, or otherwise do not conform to the Distributor’s applicable purchase order; or

(b) were delivered to Distributor as a result of Seller’s error.

If Distributor notifies Seller pursuant to this Section 6.3, then Seller shall determine, in its sole discretion, whether to repair or replace the Goods or refund the wholesale price (set forth in Schedule 1) for the Goods.

Distributor shall ship at Seller’s expense, all goods to be returned or replaced under this Section 6.3 to such facility as Seller shall provide. If Seller exercises its option to replace the Goods, Seller shall, after receiving Distributor’s shipment of the Goods under this provision, ship to Distributor, at Seller’s expense, the replacement Goods to the location requested by Distributor . Distributor acknowledges and agrees that the remedies set out in this Section 6.3 are exclusive of all other remedies, subject to Distributor’s rights regarding any Goods for which Distributor has accepted delivery under this Section 6.3.

7. Seller’s Trademark License Grant. Subject to the terms and conditions of this Agreement, Seller hereby grants to Distributor a non-exclusive, non-transferable, and non-sublicensable license in the Territory during the Term solely on or in connection with the promotion, advertising, and resale of the Goods in accordance with the terms and conditions of this Agreement to use all Seller’s trademarks set forth on Schedule 2, whether registered or unregistered, including the listed registrations and applications and any registrations, which may be granted pursuant to such applications. On expiration or earlier termination of this Agreement or upon Seller request, Distributor shall promptly discontinue the display or use of any trademark or service mark or change the manner in which it is displayed or used with regard to the Goods. Upon expiration or earlier termination of this Agreement, Distributor’s rights under this Section 7 shall cease immediately. Other than the express licenses granted by this Section 7, Seller grants no right or license to Distributor, by implication, estoppels, or otherwise, to the Goods or any intellectual property rights of Seller or its affiliates.

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8. Resale Prices. Distributor shall establish the resale prices and terms regarding the Goods, which shall be in its sole discretion, but which shall not be set at such prices which materially undercut Seller’s other selling efforts.

9. [Reserved]

10. Term; Termination.

10.1 Term. The term of this Agreement commences on the date set out in the preamble of this Agreement and shall remain effective for a period of two (2) years thereafter, and shall automatically renew for additional successive one (1) year terms unless and until either Party to this Agreement provides prior written notice of nonrenewal at least thirty (30) days before the end of the then-current term, or unless and until earlier terminated as provided under this Agreement or applicable law (the “Term”). If either Party/Seller provides timely notice of its intent not to renew this Agreement, then unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current Term.

10.2 Termination for Cause. Either Party has the right to terminate this Agreement if the other party breaches or is in default of any obligation hereunder, including the failure to make any payment when due, which default is incapable of cure or which, being capable of cure, has not been cured within thirty (30) days after receipt of written notice from the non-defaulting Party or within such additional cure period as the non-defaulting Party may authorize in writing.

10.3 Termination for Convenience. Either Party may terminate this Agreement for convenience by giving a sixty (60) day written notice to the other Party.

10.4 Termination for Bankruptcy. Seller may terminate this Agreement upon the filing by or against Distributor of any action under any federal, state or other applicable bankruptcy or insolvency law, which is not dismissed or otherwise favorably resolved within thirty (30) days of such event.

10.5 Additional Cause for Termination. In addition to the aforementioned, Seller may terminate this Agreement with immediate effect if Distributor: (a) fails to secure or renew any license, permit authorization or approval for the conduct of its business with respect to the Goods; or (b) challenges, assists a third party in challenging, or fails to assist Seller in enforcing Seller’s right, title or interest in and to Seller’s intellectual property asserted in this Agreement.

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10.6 Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement: (a) all related purchase orders are automatically terminated; and (b) Distributor shall cease to represent itself as Seller’s authorized distributor regarding the Goods, and shall otherwise desist from all conduct or representations that might lead the public to believe that Distributor is authorized by Seller to sell the Goods. Upon the effective date of expiration or earlier termination of this Agreement, Seller shall have the right, but not the obligation, to buy back all or a portion of such Goods, free of all liens, claims or encumbrances, at a price equal to the Distributor’s cost paid to Seller. Except as otherwise expressly provided herein, upon the expiration or termination of this Agreement Distributor shall not be entitled to, and to the fullest extent permitted by law waives, any statutorily prescribed or other compensation, reimbursement or damages for loss of goodwill, clientele, prospective profits, investments or anticipated sales or commitments of any kind.

11. Confidential Information. All non-public, confidential or proprietary information of the Parties, including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, customer lists, pricing, discounts or rebates, disclosed by either Party to the other Party, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for the use of performing this Agreement and may not be disclosed or copied unless authorized by such disclosing Party in writing. Upon a disclosing Party’s request, the other Party shall promptly return all documents and other materials received from disclosing Party. The Parties shall be entitled to injunctive relief for any violation of this Section. This Section shall not apply to information that is:

(a) in the public domain;

(b) known to Distributor at the time of disclosure; or

(c) rightfully obtained by Distributor on a non-confidential basis from a third party.

12. EXCEPT FOR THE WARRANTIES SET OUT UNDER SECTION 12, NEITHER SELLER NOR ANY PERSON ON SELLER’S BEHALF HAS MADE OR MAKES FOR DISTRIBUTOR’S BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; (iii) TITLE; OR (iv) NON-INFRINGEMENT; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF.

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13. Compliance with Laws. Distributor shall at all times comply with all federal, state and local laws, ordinances, regulations and orders that are applicable to the operation of its business, and this Agreement and its performance hereunder.

14. Indemnification. Subject to the terms and conditions of this Agreement, Distributor shall indemnify, hold harmless, and defend Seller and its officers, directors, partners, shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees, and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, relating to any claim of a third party or Seller arising out of or occurring in connection with: (i) Distributor’s modification, use or distribution of the Seller’s Goods not in strict accordance with this Agreement; (ii) any misrepresentation or any breach of any warranty, covenant or agreement on the part of Distributor; or (iii) any third party claim or action against Seller for injuries or damage to persons or property caused or claimed to have been caused by the negligent acts or omissions of Distributor personnel while in the course of performing work under this Agreement.

15. Limitation of Liability. EXCEPT FOR OBLIGATIONS UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT:

(a) IS SELLER OR ANY SELLER REPRESENTATIVE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES, OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF:

(i) WHETHER THE DAMAGES WERE FORESEEABLE;

(ii) WHETHER OR NOT SELLER WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES; AND

(iii) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) ON WHICH THE CLAIM IS BASED.

(b) SHALL SELLER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO SELLER UNDER THIS AGREEMENT IN THE ONE YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

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16. THE FOREGOING LIMITATIONS APPLY EVEN IF THE DISTRIBUTOR’S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

17. Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter. The terms of this Agreement prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement and expressly exclude any of Distributor’s general terms and conditions contained in any purchase order or other document issued by Distributor (excluding the information set out in Section 5.1(a) - Section 5.1(c)).

18. Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein shall survive the expiration or earlier termination of this Agreement; and (b) Sections 1, 7, 8, 10, 11, 14, 15, 17, 23 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement. All other provisions of this Agreement shall not survive the expiration or earlier termination of this Agreement.

19. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested and postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section.

Notice to Seller:	4 Nancy Court, Suite # 4, Wappingers Falls, NY 12590
Attention: Chief Executive Officer Seller Email: Sshaw@tauriga.com

Notice to Distributor:	275 Schoolhouse Road Cheshire, CT 06410
Attention: Vice President of Technology/Ecommerce Distributor Email: smethvin@bozzutos.com

20. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

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21. Amendments; Waiver. No amendment to or waiver of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy or privilege under this Agreement shall operate or be construed as a waiver thereof.

22. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise. Notwithstanding the previous sentence, the Parties intend that Distributor’s rights under Section 6.3 are Distributor’s exclusive remedies for the events specified therein.

23. Independent Contractors. The relationship of Seller and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed: (i) to give either Party the power to direct or control the day-to-day activities of the other, or (ii) to constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Seller is in no manner associated with or otherwise connected with the actual performance of this Agreement on the part of Distributor, nor with Distributor’s employment of other persons or incurring of other expenses.

24. Publicity. Subject to the terms of this Agreement, neither Party hereto shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent (not to be unreasonably withheld) of the other Party (which consent may be provided via email). Notwithstanding the foregoing, Distributor agrees and acknowledges that Seller is a publicly reporting company under the Securities Act of 1934, as amended, and is required to make certain disclosures in its SEC filings, which Seller will provide to Distributor in advance of such initial disclosure (solely relating to this Agreement), but which will not be required to be provided to Distributor each time such disclosure is included in subsequent SEC filings by Seller thereafter.

25. Assignment. Distributor shall not assign, transfer, delegate, or subcontract any of its rights or obligations under this Agreement without the prior written consent of Seller.

26. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

27. No Third-Party Beneficiaries. Subject to the next paragraph, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person (including any Customer) any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

28. The Parties hereby designate Indemnified Parties as third-party beneficiaries of Section 17 with the right to enforce this provision.

29. Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

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30. Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement, and all contemplated transactions in any forum other than the U.S. District Court for the Southern District of New York or the courts of the State of New York sitting in New York County, NY, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

31. Waiver of Jury Trial. Each Party acknowledges and agrees that each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, or appendices attached to this Agreement, or the transactions contemplated hereby.

32. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary herein, a signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

33. Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party under this Agreement), when and to the extent the failure or delay is caused by or results from acts beyond the impacted Party’s (“Impacted Party”) reasonable control (which events may include natural disasters, embargoes, explosions, riots, wars or acts of invasion or terrorism, requirements of law, national or regional emergency or shortage of adequate power or transportation) (each, a “Force Majeure Event”). A Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. An affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized, and resume full performance under this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Tauriga Sciences, Inc.

By
Name:	Seth M. Shaw
Title:	Chief Executive Officer

Bozzuto’s Inc.

By
Name:
Title:

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